Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of October 6, 2005 (“Effective Date”) between ALLIANCE FINANCIAL CORPORATION (“Corporation”), ALLIANCE BANK,N.A. (“Bank”) (collectively “Alliance”) having a principal place of business at 120 Madison Street, Syracuse, New York 13202, and JOHN H. WATT, JR., residing at 42 Monroe Avenue, Pittsford, New York 14534, the (“Executive”).

The Corporation and the Executive desire to set forth the terms upon which the Executive will continue to be employed by the Corporation and the Bank after the expiration on October 6, 2005 of the Executive’s existing Employment Agreement dated January 21, 2004.

1.	Definitions

(a)

“Cause” means a finding by the Board of Directors of the Corporation (the “Board of Directors) that any of the following conditions exist: (i) the Executive’s willful and continued failure to substantially perform his duties under this Agreement (other than as a result of Disability) that is not or cannot be cured within 30 days of Alliance giving Executive notice of the failure to perform. In the case of termination of the Executive within 6 months after a Change in Control, no act or failure to act will be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the best interests to Alliance or its successor; (ii) a willful act or omission by the Executive constituting dishonesty, fraud, or other malfeasance, and any act or omission by the Executive constituting immoral conduct, which is injurious to the financial condition or business of Alliance; (iii) the Executive’s indictment for a felony offense under the laws of the United States or any state; or (iv) breach by the Executive of the restrictive covenant in Section 6(a) hereof.

(b)	“Change in Control” means:

(i)

any acquisition or series of acquisitions by any Person other than the Corporation, any of its affiliates, any executive benefit plan of the Corporation or its affiliates or any Person holding common shares of the Corporation for or pursuant to the terms of such an executive benefit plan, that

(a)

results in that Person becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Corporation representing 30% or more of either the then outstanding shares of common stock of the Corporation (“Outstanding Corporation Common Stock”) or the combined voting power of the Corporation’s then outstanding securities entitled to then vote in the election of the Corporation’s directors (“Outstanding Corporation Voting Securities”) except that any such acquisition of Outstanding Corporation Voting Securities will not constitute a Change in Control while that Person does not exercise voting power of its Outstanding Corporation Voting Stock or otherwise exercise control with respect to any matter concerning or affecting the Corporation, or Outstanding

Corporation Voting Securities, and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Corporation Common Stock necessary to reduce its beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Outstanding Corporation Common Stock to below 30%;

(b)	would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act.

(ii)

At any time when, during any period not longer than 24 consecutive months, individuals who at the beginning of the period constitute the Board of Directors cease to constitute a majority of the board, unless the election or nomination for the election by the Corporation’s shareholders of each new board member was approved by a vote of at least 2/3 of the board members still in office who were board members at the beginning of that period (including, for these purposes, new members whose election or nomination was so approved);

(iii)	approval by the shareholders of the Corporation of:

(a)	a dissolution or liquidation of the Corporation,

(b)	a sale of substantially all of the assets or earning power of the Corporation o an unrelated party,

(c)

an agreement to merge or consolidate or otherwise reorganize, with or into one or more unrelated Persons, as a result of which less than 75% of the outstanding securities of the surviving or resulting entity are or will be owned by the shareholders of the Corporation immediately before such merger, consolidation or reorganization,

(iv)

a tender offer is made for 30% or more of the Outstanding Corporation Voting Securities and shareholders owning beneficially or of record more than 30% or more of the Outstanding Corporation Voting Securities have tendered or offered to sell their shares pursuant to that tender offer, at the time those shares have been accepted by the tender offer; provided, however, that

(v)

a Change in Control will not be deemed to have occurred under any of the preceding subparagraphs if the action (agreement, acquisition or other) is approved by a majority of the Board of Directors, the Corporation is the resulting entity, and at least 51% of the ownership of voting control of the Corporation remains unchanged from the ownership immediately prior to such action.

(c)	“Disability” means:

Long term disability as defined in Alliance’s long term disability policy covering the Executive or if not so defined in such a plan than by a determination by a qualified independent physician selected by the Executive and Alliance which such determination shall be deemed to be final. In the event of Disability the Executive will cease to be employed on the last day of the month in which the Executive’s disability is determined in writing.

(d)	“Good Reason” means any of the following circumstances:

(i)	A significant reduction in the scope of the Executive’s duties.

(ii)	Removal from, or failure to re-elect the Executive to the position of Executive Vice President of Alliance’s ultimate parent entity.

(iii)	A material breach of this Agreement by Alliance that is not or cannot be cured within 30 days of the Executive giving notice of the breach.

(iv)	A Constructive Termination occurs within twelve months subsequent to the occurrence of a Change of Control.

(v)	The Executive no longer reports directly to the Chief Executive Officer of the Corporation or its successor

(e)	“Person” has the meaning given to that term in Sections 13 (d) and 14(d) of the Exchange Act, but excluding any Person described in and satisfying the conditions of Rule 13 d-1(b)(1) of Section 13.

(f)

“Constructive Termination” shall mean Termination of Executive’s employment by the Executive subsequent to the occurrence of: (A) a significant change in the nature or scope of the Executive’s authority (such as a change in his status or authority as an officer of the ultimate parent corporation in a corporate group) from that prior to a Change of Control, (B) any reduction in the Executive’s total compensation (including bonuses and benefits) from that prior to a Change or Control, or (C) a change in the general location where the Executive is required to perform services from that prior to a Change of Control.

2.

Alliance employs the Executive, and the Executive accepts employment upon the terms and conditions of this Agreement as Executive Vice President of the Corporation and of the Bank, in full charge of the operation of the businesses assigned to the Executive from time to time and including without limitation as of the date hereof the Bank’s commercial, trust and investment management and leasing businesses. In addition the Executive will engage in certain strategic planning duties on behalf of the Corporation. The foregoing employment is subject to the provisions of the by-laws of Alliance in respect of the duties assigned from time to time by the Boards of Directors, and also subject at all times to the control of the Boards of Directors. Subject to the yearly election by the Board of Directors in the exercise of their judgment and consistent with other provisions of this Agreement, the Executive will continue to be elected to the position of Executive Vice President of both the Corporation and the Bank. The Executive will perform and discharge those responsibilities which are commensurate with his position. The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability. The Executive may not accept other gainful employment but he may become a director, trustee or other fiduciary of other corporations, all with the prior consent of the Boards of Directors.

3.

The period of employment of the Executive under this Agreement is the period beginning on the Effective Date and ending 36 months after the Effective Date. However on the expiration of the initial 12-month period beginning on the Effective Date, and on the expiration of the 12-month period after that date (that date and expiration of each 12-month period after that date is referred to as the “Renewal Date”), unless previously terminated, the term will be automatically extended for 12 months, unless prior to the October 1 immediately preceding the Renewal Date Alliance gives notice to the Executive that the term will not be extended.

Notwithstanding the foregoing:

(a)

The Executive’s employment will terminate automatically upon death or Disability of the Executive, subject to the duty of Alliance to provide reasonable accommodation under the Americans with Disabilities Act.

(b)	Alliance, at its sole option, may terminate the employment of the Executive at any time for any reason by delivering 60 days’ prior written notice to the Executive,

(c)	Alliance, at its sole option, may terminate the employment of the Executive at any time for Cause by delivering 60 days’ prior written notice to the Executive.

(d)	The Executive, at his sole option, may terminate his employment for Good Reason by providing 60 days’ prior written notice to Alliance.

(e)	The Executive, at his sole option, may terminate his employment absent Good Reason by providing 60 days’ prior written notice to Alliance.

Any notice of termination given by either party must specify the particular termination provision of this Agreement under which notice is being given in reasonable detail.

4.

Alliance shall pay the Executive for all services rendered a base salary of $155,000 per year, payable in equal bi-weekly installments. Salary payments shall be subject to withholding and other applicable taxes. On an annual basis, the Compensation Committee of the Corporation’s Board of Directors will review the base salary of the Executive to consider appropriate increases in the base salary and make recommendations to the Corporation’s Board of Directors with respect thereto. During the term of this Agreement the Employee will be entitled to receive an annual cash bonus calculated pursuant to Alliance’s incentive programs in effect from time to time. The Board of Directors, in its sole discretion, may award bonuses to the Executive in addition to those above, as it may from time to time determine.

5.	The Executive will report directly at all times to the Chief Executive Officer of the Corporation.

6.	Relative to confidential information and trade secrets belonging to Alliance, Alliance and the Executive agree as follows:

(a)

During the term of this Agreement, the Executive may have access to, and become familiar with, various trade secrets and confidential information belonging to Alliance. The Executive acknowledges that such confidential information and trade secrets are owned, and shall continue to be owned, solely by Alliance. During the term of his employment and for six months thereafter, if such employment terminates without Cause, or for twelve months thereafter, if such employment terminates for Cause, the Executive agrees not to use, communicate, reveal, or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than Alliance or persons expressly designated by Alliance, unless the Executive is compelled to disclose such information by judicial process.

(b)

For a period of six months after this Agreement has been terminated without Cause, or for twelve months after this Agreement has been terminated for Cause, regardless of whether the termination is initiated by Alliance or the Executive, the Executive agrees that he will not, directly or indirectly, solicit any person, company, firm or corporation who is or was a customer of Alliance during a period of one year prior to termination of the Executive’s employment or who was solicited by the Executive during his period of employment. The Executive agrees not to solicit such customers on behalf of himself or any other person, firm, company or corporation.

(c)

The Executive agrees for a period of six months after termination of his employment without Cause, or for twelve months after the termination of his employment for Cause, he will not accept employment with a direct competitor, or enter into direct competition with Alliance, either by himself or through any entity owned or managed in whole or in part by the Executive anywhere within the State of New York except for the New York City metropolitan statistical area.

(d)

The Executive acknowledges that compliance with this paragraph is necessary to protect Alliance’s business and good will and that a breach of the clauses contained herein may irreparably and continually damage Alliance, and that an award of money damages may not be adequate to compensate for such harm. Consequently, the Executive agrees that in the event he intentionally breaches or threatens to breach any of these covenants, Alliance shall be entitled to both a preliminary or permanent injunction, without the posting of bond or other security, in order to prevent continuation of such harm and money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorney’s fees incurred by Alliance in enforcing the provisions of this Agreement. Nothing in this Agreement, however, shall prohibit Alliance from also pursuing any other remedy.

7.

Alliance shall provide, and the Executive shall be entitled to receive, the benefits, including without limitation, health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs offered to executives of Alliance from time to time provided to all executives. In addition to the above benefits, the Executive shall be entitled to receive from Alliance, and Alliance shall provide to the Executive the following:

(a)

The use of an automobile provided by Alliance. All normal expenses incurred in connection with the purchase or lease and business use of such automobile shall be borne by Alliance. The automobile shall be selected by the Executive with the concurrence of Alliance. The Executive shall take proper care of such vehicle, and shall be responsible for all damage to the same resulting from any misuse or neglect. Alliance shall also, at its own expense, provide comprehensive insurance coverage for the vehicle, naming the Executive as a named insured. Upon termination of employment for any reason whatsoever, the Executive shall deliver the automobile to Alliance at Alliance’s place of business.

(b)	Membership fees in a private club to be selected by the Executive with the concurrence of Alliance.

(c)	Four weeks of paid vacation per year.

8.	Alliance will provide the following benefits upon termination of the Executive’s employment, in each case subject to applicable withholding requirements.

(a)

Upon termination of his employment by the Executive for Good Reason or termination of the Executive’s employment by Alliance (or its successor) for any reason other than death, Disability or Cause, the Executive will be entitled to receive from Alliance an amount equal to two times his average annual taxable compensation for the three most recent taxable years (or such shorter period of Executive’s employment by Alliance on an annualized basis) (“Average Taxable Compensation”) in a lump sum paid in the month following the actual termination of employment of the Executive. The parties agree that, for purposes of this calculation, for 2003, 2004 and 2005 Executive’s taxable compensation was $150,000, $150,000 and $185,000, respectively. If the Executive dies prior to such payment then such payment shall be made to his spouse, if she survives him, and if not, to the estate of the Executive. In addition, in the event of such termination all unvested restricted stock grants, stock options and similar grants in favor of Executive pursuant to past existing or future compensation plans will vest on the date of termination.

(b)

Upon the termination of the Executive’s employment by the Executive absent Good Reason or by Alliance for Cause, the Executive shall receive his salary and fringe benefits through his termination date as well as an amount equal to his accrued and unused vacation days in a lump sum.

(c)

Upon termination of the Executive due to Disability, the Executive shall receive his base salary in effect on the date immediately before the Disability for the greater of (i) the remaining term of this Agreement or (ii) 6 months, in either case reduced by any disability insurance payments made to Executive on Alliance-paid insurance polices. In addition Executive will receive an amount equal to his accrued and unpaid vacation pay if terminated due to Disability.

(d)

Upon termination due to death, the Executive’s spouse, if surviving, or if not his estate, shall receive the salary in place on the date of death through the end of the calendar month in which the death occurred plus an amount equal to his accrued and unpaid vacation days on a lump sum basis.

The Executive shall not be obligated to seek other employment or take other action to mitigate amounts payable under this Section 8 or any other section of this Agreement.

9.

Any controversy or claim arising out of or relating to, this Agreement, or its breach, shall be settled by arbitration in the City of Syracuse, New York, in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

10.

Any notice required or desired to be given under this Agreement shall be deemed given, if in writing sent by Certified Mail-Return Receipt Requested to the Executive’s residence or to the Alliance’s office to the attention of the Chief Executive Officer, as the case may be.

11.

Alliance will provide the Executive with coverage under Alliance’s standard directors and officers liability insurance policy at its expense and will indemnify the Executive to the fullest extent permitted under and subject to the terms and conditions of federal and state law, against all expenses and liabilities incurred by the Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of Alliance.

12.

Alliance will require any successor (whether by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or the Bank, without regard to the form of such acquisition, to assume and agree to perform this Agreement in the same manner and to the same extent that Alliance would have been required to perform if no succession had taken place.

13.

Alliance’s waiver of a breach of any provision of this Agreement by the Executive shall be operate or construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

14.

The Executive acknowledges that his services are unique and personal: accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. Alliance’s rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, Alliance’s successors and assigns.

15.

This Agreement contains the entire understanding of the parties except with respect to related incentive compensation agreements and plans. Without limiting the foregoing, this Agreement supersedes the Employment Agreement between the parties dated January 21, 2004 and the last sentence of Section 8(a) supersedes the terms of each restricted stock agreement between the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16.	This Agreement may be executed in two or more counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

17.	This Agreement shall be subject to and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereunto executed this Agreement on November 2, 2005.

Alliance Financial Corporation

ALLIANCE BANK, N.A.

By: /s/ Jack H. Webb

President and Chief Executive Officer

/s/ John H. Watt. Jr.

John H. Watt, Jr., Executive